Gerald L. Williams
317-237-3639
gwilliams@locke.com




                                 April 28, 2004




Actuant Corporation
6100 N. Baker Road
Milwaukee, WI 53209

     Re: The Indenture dated as of November 10, 2003 (the "Indenture") by and among Actuant Corporation, a Wisconsin corporation (the "Issuer"), US Bank National Association, as Trustee, and certain subsidiary guarantors of the Issuer, including Engineered Solutions, L.P., an Indiana limited partnership (the "Company"), relating to the issuance by the Issuer of $150,000,000 aggregate proposed amount of 2% Convertible Senior Subordinated Debentures due 2023 (the "Debentures") and the guarantees (the "Guarantees") endorsed on the certificates evidencing the Debentures;

Ladies and Gentlemen:

         We have acted as special local counsel to the Company as to certain limited matters in connection with the registration statement on Form S-3 of the Issuer for registration of the above-reference Debentures.

         In so acting, we have reviewed and examined (a) copies of the executed Indenture and Guarantees, (b) copies of the organization resolutions and documents of the Company, (c) the Written Consent of the General Partner of the Company authorizing and approving the execution and delivery of the Indenture and the Guarantees by the Company, (d) the Certificate of Existence for the Company issued by the Indiana Secretary of State; (e) the Limited Partnership Agreement of the Company, and (f) the Offering Memorandum, including exhibits thereto, describing the offering of the Debentures (the "Offering Memorandum"). As to questions of fact material to the opinions expressed herein, we have relied, to the extent that we have considered reasonably appropriate, upon factual representations of the officers and representatives of the Company and others, including those set forth in the Offering Memorandum, the Indenture, and the Guarantees.

Actuant Corporation
April 28, 2004
Page 2


         In rendering the opinions herein, we have assumed without inquiry or other investigation (a) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as copies and (b) that each of the parties and signatories to the Indenture and the Guarantees, other than the Company, is an entity duly incorporated, organized, or formed, validly existing, and in good standing under the laws of its jurisdiction of incorporation, organization or formation.

         Based upon and subject to the foregoing, and subject to the qualifications and exceptions set forth herein, we are of the opinion that:

         1. The Company is validly existing as limited partnership in good standing under the laws of the State of Indiana and has power and authority as a limited partnership to own, lease, and operate its properties and to conduct its business within Indiana and to enter into and perform its obligations under the Indenture and the Guarantees.

         2. The Indenture has been duly authorized, executed, and delivered by the Company.

         3. The Guarantees have been duly authorized, executed, and delivered by the Company.

         We are admitted to practice in the State of Indiana. We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of Indiana and its political subdivisions.

         Whenever an opinion herein with respect to the existence or absence of facts is qualified by the phrase "to our knowledge" or "to the best of our knowledge" or similar phrases, it is intended to indicate that during the course of our representation of the Company no information has come to the attention of the attorneys of this firm participating in this opinion which would give them actual knowledge of such facts. Since we have not undertaken any independent review or investigation to determine the existence or absence of such facts, no inference as to our knowledge of such facts should be drawn from the fact of our limited representation of the Company.

         This opinion deals only with the specific legal issues that it explicitly addresses and no opinions shall be implied as to matters not so addressed. Without limiting the foregoing, we express no opinion herein as to:
(a) federal or state securities laws and regulations; (b) antitrust and unfair competition laws and regulations; (c) tax, environmental, racketeering, health and safety, building, zoning, land use, and subdivision laws and regulations; and (d) local laws, ordinances, and regulations.

                               Locke Reynolds LLP

Actuant Corporation
April 28, 2004
Page 3


         The law covered by the opinions expressed herein is limited to the present internal laws of Indiana. This opinion is given as of the date hereof and is intended to apply only to those facts and circumstances which exist as of the date hereof. We assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, any changes in laws which may hereafter occur, or to inform you of any change in circumstances occurring after the date of this opinion which would alter the opinions rendered herein.

         This opinion letter is intended solely for your benefit and may not be relied upon, referred to or otherwise used by any other person without our express written consent. Subject to the foregoing, this opinion letter may be relied upon by you only in connection with the transactions contemplated by the Offering Memorandum, the Indenture, and the Guarantees and may not be used or relied upon by you or any other person for any other purpose whatsoever, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of your rights under the Guarantees or to a banking, securities, or insurance examiner or regulator in connection with an examination of you by such governmental authority, without in each instance our prior express written consent.



                                                     Best regards,

                                                     LOCKE REYNOLDS LLP



                                                     Gerald L. Williams




                               Locke Reynolds LLP